Exhibit 10.5

LEASE ASSUMPTION AND INDEMNIFICATION AGREEMENT

This Lease Assumption and Indemnification Agreement (this “Agreement”) is made this 11th day of June, 2007, by and between Robert Tarini (the “Executive”), a resident of the State of Rhode Island, and Markland Technologies, Inc., and its subsidiaries and affiliates (collectively, the “Company”). The signatories to this Agreement will be referred to jointly as the “Parties.”

Preamble

WHEREAS, the Executive served the Company as its Chief Executive Officer and Director; and

WHEREAS, in conjunction with certain agreements made between the Company and certain Investors, including Aberdeen LLC et al., including, among others, the agreement titled “Litigation Settlement, Securities Purchase, Relinquishment and Exchange Agreement”, the Executive has agreed to assume the Company’s lease agreement for the Company’s office located at 222 Metro Center Blvd, Warwick, RI and to indemnify the Company against any and all liabilities arising from the aforementioned lease agreement; and

WHEREAS, in consideration for such lease assumption and indemnification, the Executive will receive $50,000 from the Company.

NOW, THEREFORE, in reliance on the representations contained herein and in consideration of the mutual promises, covenants and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.0 Lease Assumption

The Company presently has a five year lease for office and warehouse space at 222 Metro Center Blvd, Warwick RI (the “Lease”). Of that five year period approximately four years remain on the Lease. The Company agrees that this lease obligation represents a potential liability in excess of $670,000. The Executive agrees to assume the Lease obligation in consideration of receipt of $50,000 from the Company. The Executive hereby agrees to pay, perform and discharge all obligations of Company under the Lease as and when the same shall become due, whether or not the landlord under the Lease has consented to the Assignment thereof to the Executive or his designee. The Company agrees that if the Executive hereafter secures the consent of the landlord under the Lease to an assignment or sublease thereof to the Executive or his designee the Company will so assign or sublease the Lease to the Executive or his designee, as applicable, and will enter into whatever documents, instruments or agreements may be required in connection therewith so long as such documents, instruments and agreements do not alter in any respect the relative rights and obligations created under this Agreement.

2.0 Indemnification

2.1 In the event that the Company is made, or threatened to be made, a party to any action or proceeding alleging that the Company is in violation of any provision of the Lease, whether monetary or non-monetary, including, without limitation, an allegation of non-payment or any other commitment of the Company under the Lease (a “Proceeding”) the Company shall be indemnified by the Executive for all costs, claims, losses, damages and expenses incurred by the Company in connection therewith and the Executive shall advance the Company’s related expenses to the fullest extent permitted by law. The provisions of this Section are intended to be for the benefit of, and shall be enforceable by the Company. If the Company or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to such person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Company shall assume all of the benefits set forth in this Section 2.1.

2.2 If any Proceeding shall be brought or asserted against the Company, the Company shall promptly notify the Executive in writing, and the Executive shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Company and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of the Company to give such notice shall not relieve the Executive of its obligations or liabilities pursuant to this Section 2, except (and only) to the extent that such failure shall have prejudiced the Executive.

The Company shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Company unless: (1) the Executive has agreed in writing to pay such fees and expenses; (2) the Company has reasonably concluded that there may be a conflict of interest between the Executive and the Company in the conduct of any such defense; or (3) the Executive shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to the Company in any such Proceeding. The Executive shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld.   Subject to the terms of this Section 2, all fees and expenses of the Company (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Company, as incurred, within thirty days of written notice thereof to the Executive.

3.0  Miscellaneous

3.1  This Agreement is binding not only on the Parties themselves, but also on their successors, assigns, heirs, agents and personal representatives. The rights under this Agreement may not be assigned by either Party without the consent of the other Party.

3.2  This Agreement, along with any exhibits, constitutes the complete agreement between, and contains all of the promises and undertakings of, the Parties. It may not be revised or modified without the mutual written consent of the Parties.

3.3  The Executive acknowledges and agrees that he has had sufficient time to consider this Agreement and to seek legal advice concerning its meaning.

3.4  This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Rhode Island, without regard to its conflict of law provisions.

THEREFORE, having fully read and understood the terms of this Agreement, the Parties sign their names below with the intention that they shall be bound by it.

Markland Technologies, Inc.
/s/ Robert Tarini	/s/ Gino Pereira
Robert Tarini	Gino Pereira
CFO, Director

Date: June 9th, 2007	Date: June 9th, 2007